Exhibit 10.8
SECURED PROMISSORY NOTE

Amount: U.S. $2,500,000	Date: May 27, 2009
     This Note is issued pursuant to Section 2.6(b) the Asset Purchase Agreement (the “Purchase Agreement”), dated as of May 18, 2009, by and among EDAC TECHNOLOGIES CORPORATION, a corporation organized and existing under the laws of Wisconsin (the “Maker”), and MTU AERO ENGINES NORTH AMERICA, INC., a corporation organized and existing under the laws of the State of Connecticut (the “Holder”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.
     FOR VALUE RECEIVED, the receipt of which is hereby acknowledged, the Maker promises to pay to the Holder located at 100 Corporate Place, Rocky Hill, CT 06067, U.S.A., or at such other place as the holder of this Note may from time to time designate in writing to the Maker, in immediately available funds in lawful money of the United States of America, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) together with interest on the outstanding principal balance (computed on the daily outstanding principal balance, for the actual number of days outstanding, on the basis of a 365 day year), on the date and at the rate hereinafter set forth, payable in connection with the consummation of the transactions contemplated by the Purchase Agreement. The entire outstanding principal amount, together with all accrued and unpaid interest, shall be due and payable in full on the second anniversary of the date of this Note (the “Maturity Date”).
     Interest shall accrue and be payable on the outstanding principal balance of this Note from the date hereof to but excluding the Maturity Date at a rate per annum equal to five percent (5%) payable quarterly in arrears commencing on June 30, 2009 and thereafter on each September 30, December 31, March 31 and June 30 until the Maturity Date (each such date, an “Interest Payment Date”) and on the Maturity Date; provided, however, that whenever an Interest Payment Date would otherwise occur on a day other than a Business Day, such Interest Payment Date shall occur on the next preceding Business Day and such reduction of time shall in such case be included in the computation of interest hereunder. Interest shall be computed on the basis of a 365-day year and paid for the actual number of days elapsed. This Note may be prepaid in whole at any time or in part from time to time, without premium or penalty, but with interest accrued thereon on the amount prepaid.
     Buyer has established for the benefit of Seller the Standby LC as security for Buyer’s full and timely discharge of the Obligations in accordance with the terms of the Purchase Agreement and this Note. Seller shall be entitled to draw upon the Standby LC upon the terms set forth in the Purchase Agreement.

     The Maker represents and warrants to the Holder that (i) it is authorized to enter into, and has executed and delivered, this Note and (ii) this Note is enforceable against the Maker in accordance with its terms.
     So long as the Obligations are outstanding, the Maker covenants and agrees that (a) it will promptly notify the Holder in writing of any change in its address other than that as set forth in Section 9.2 of the Purchase Agreement or any change in its name or corporate organization; and (b) it will pay and perform all of the Obligations according to their terms.
     A “Maker Default” shall occur if (a) the Maker fails to make any payment of principal or interest on this Note to the Holder, or fails to pay any other Obligations, when due; (b) the Maker fails to comply with or perform any provisions or covenants of this Note; (c) there is a Change of Control; or (d) the Maker dissolves, becomes insolvent, is unable to pay its debts as they mature, has a receiver appointed for any part of its property, enters into an assignment for the benefit of creditors, commences any proceeding under any bankruptcy or insolvency laws, or any Material Adverse Effect occurs. For purposes of this paragraph, “Change of Control” shall mean the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Maker to any person or group of persons acting in concert; (ii) the adoption of a plan by the board of directors of the Maker relating to the liquidation or dissolution of the Maker; or (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group of persons acting in concert become the owner, directly or indirectly, of more than 50% of the voting stock of the Maker, measured by voting power rather than number of shares.
     Upon any Maker Default described above, subject to Section 5.20 of the Purchase Agreement, the Holder may declare the Obligations due and payable, without notice or demand, and the Obligations shall automatically become due and payable, upon the occurrence of any Maker Default described above, without any declaration, notice or demand, and in either case, the Holder shall have and may exercise all the rights, remedies and privileges as are accorded to a secured party under the Uniform Commercial Code as in effect in the State of Connecticut and under all other applicable laws. Any notice of sale, disposition or other intended action by the Holder sent to the Maker at the address specified in Section 9.2 of the Purchase Agreement, at least five (5) days prior to such action, shall constitute reasonable notice to the Maker.
     The Maker acknowledges that the account records of the Holder or its agent shall, in the absence of manifest error, constitute presumptive evidence of all indebtedness outstanding under this Note and all payments with respect thereto.
     Time is of the essence of this Note, In the event this Note, or any part thereof, is collected by or through an attorney-at-law, Maker agrees to pay all reasonable costs of collection including, but not limited to, reasonable attorneys’ fees, incurred by the Holder.

     PRESENTMENT FOR PAYMENT, DEMAND, PROTEST AND NOTICE OF DEMAND, PROTEST AND NON-PAYMENT AND ALL OTHER NOTICES OF DEMAND, PROTEST AND NON-PAYMENT AND ALL OTHER NOTICES ARE HEREBY WAIVED BY THE MAKER. No failure to accelerate this Note or acceptance of a past due installment shall be construed as a waiver of such right of acceleration or of the right of the Holder thereafter to insist upon strict compliance with the terms of this Note. If any provision of this Note shall be invalid or unenforceable to any extent, the remainder of this Note shall not be affected thereby and shall be enforced to the greatest extent permitted by law. The Maker waives and renounces any and all exemption rights the Maker may have under or by notice of the Constitution of Connecticut, or any other State or the United States, as against this Note or any renewal hereof.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT. This Note shall be binding upon the Maker and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns.
     Any notice required or permitted to the given hereunder shall be given in accordance with Section 9.2 of the Purchase Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Note as of the day and year first set forth above.

EDAC Technologies Corporation

By:	/s/ Dominick A. Pagano

Name:	Dominick A. Pagano

Title:	President and Chief Executive Officer

Date:	May 27, 2009
[CORPORATE SEAL]

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